Exhibit 10-D

      SUPPORT AGREEMENT dated as of August 13, 2002 (this “Agreement”) between FORD MOTOR CREDIT COMPANY, a Delaware corporation (“Ford Credit”) and FCE BANK PLC, a corporation organized under the laws of England (“FCE Bank”) Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company (“Ford”). Ford Credit International, Inc. (“FCII”) a wholly owned subsidiary of Ford Credit, owns a 100% ownership interest in FCE Bank. FCE Bank’s primary business is to support the sale of Ford vehicles in Europe through the Ford dealer network. In order to facilitate FCE Bank’s continued support of Ford’s sales in Europe, Ford Credit and FCE Bank agree as follows:

1. The terms of this Agreement shall commence on January 1, 2003 and terminate by its terms, unless otherwise extended by the parties hereto in writing, at the close of business on December 31, 2005.

2. Ford Credit shall, at all times during the term of this Agreement, maintain, either directly or indirectly through one or more subsidiaries, a control interest of not less than 75% of the capital of FCE Bank.

3(a). Ford Credit shall make a payment contribution, to the extent required, to FCE Bank for each quarterly accounting period during the term of this Agreement in an amount sufficient to cause the net worth (paid-in capital plus retained earnings) of FCE Bank for such calendar quarter, as shown on the financial statements on a U.S. basis (prepared in accordance with U.S. generally accepted accounting principles) of FCE Bank for such quarter, to be not less than US$500 million. Such payment contribution, if required, will be made not later than 30 days after the end of such quarterly accounting period.

3(b). In the event that Ford Credit shall have made a contribution to FCE Bank under paragraph 3(a) with respect to any quarterly accounting period of, and FCE Bank thereafter shall have, at the end of the calendar year in which the contribution has been made, a net worth in excess of US$500 million after giving effect to any dividends paid by FCE Bank to its shareholders during or at the end of such year, then FCE Bank shall, at Ford Credit’s discretion, make a repayment to Ford Credit equal to the lesser of (i) such excess or (ii) the aggregate of any contribution made by Ford Credit to FCE Bank under paragraph 3(a) during such year.

4. FCE Bank shall continue to make wholesale inventory and retail financing accommodations generally available to dealers in vehicles manufactured or sold by Ford and other manufacturers and to their customers during the term of this Agreement to no less an extent than such services were made available during 1999 by the companies or businesses that are now included as part of FCE Bank.

5. All determinations hereunder shall be made in accordance with U.S. generally accepted accounting principles.

6. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior agreements between the parties hereto with respect to the subject matter hereto.

7. This Agreement shall be governed by and construed under the laws of England.

8. The terms of this Agreement shall not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by a written instrument signed by each of the parties hereto, provided, however, that Ford Credit unilaterally, may orally waive any obligation of FCE Bank to make a repayment under paragraph 3(b) hereof.

9. No person shall have any right by virtue of the Contracts (Rights of Third Parties) Act 1999 to enforce any term (express or implied) of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first above written.

FORD MOTOR CREDIT COMPANY

By:	/s/ DAVID COSPER

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Dave Cosper

FCE BANK PLC

By:	/s/ SCOTT STEVENS

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Scott Stevens

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